                                                                   Exhibit 4.20

                             AEL LEASING CO., INC.
                        AMERICAN COMMERCIAL CREDIT CORP.
                      AMERICAN CAPITAL LEASING CORPORATION
                          UNSECURED FUNDING PROGRAM
                                JANUARY 31, 1995

                                              Credit
        Bank                                 Facility         Renewal Date    Interest Rate
        ----                                 --------         ------------    -------------
 Bank of Pennsylvania...................   $ 9,500,000        June 30, 1995      Note #2
 Citizens Bank .........................     5,000,000        June 30, 1995      Note #5
 Midlantic Bank (Phila.) ...............     1,769,278        June 30, 1995      Note #3
 CoreStates.............................     5,000,000        June 30, 1995      Note #2
 First National Bank of Maryland........     7,500,000        June 30, 1995      Note #2
 Meridian Bank..........................    25,000,000        June 30, 1995      Note #1
 National City Bank, Kentucky...........     9,500,000        June 30, 1995      Note #2
 Nations Bank...........................    10,500,000        June 30, 1995      Note #2
 PNC Bank...............................    13,000,000        June 30, 1995      Note #4
                                           -----------
    Total...............................   $86,769,278

- ----------
Note #1 U.S. Treasury Notes (24 to 36 Months) plus 200 basis points with a ceiling interest rate of prime plus 3/4% and a floor interest rate of prime minus 3/4%.

Note #2 Negotiated interest rate at time of takedown.

Note #3 Company has elected to liquidate the outstanding balance.

Note #4 Negotiated interest rate at time of takedown with a cap of base rate plus 75 basis points.

Note #5 190 basis points over treasuries of like maturities.